Exhibit 99.1
Corporate Headquarters One Centennial Avenue P.O. Box 6820 Piscataway, NJ 08855-6820

NEWS RELEASE

FOR IMMEDIATE RELEASE

American Standard Wins Appeal of Wrongful Termination Claims
U.S. Court of Appeals for the 10th Circuit Reverses Denver Trial Court Verdict

         Piscataway, NJ – August 29, 2002 – American Standard Companies Inc. (NYSE: ASD) today announced that the U.S. Court of Appeals for the 10th Circuit ruled in favor of the company, reversing a 1999 jury award of $18 million. In issuing its August 28 decision, the appellate court reversed a Denver trial court’s judgment in favor of Haynes’ Trane Service Agency, Inc. and Frederick M. Haynes. Haynes, a former distributor and franchise sales agent for the company’s residential and commercial air conditioning business, had sued the company for wrongful termination of a distribution agreement. The appellate court also reinstated American Standard’s counterclaims including fraud, and remanded to the trial court limited portions of Haynes’ initial claims.

         “We have always believed that we had a strong basis on which to appeal the trial court’s decision,” said Paul McGrath, senior vice president and general counsel for American Standard. “The appellate court’s ruling affirms our position, and we will vigorously pursue our claims of fraud and defend our position on the remaining actions.”

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American Standard is a global manufacturer with market leading positions in three businesses: air conditioning systems and services, sold under the Trane® and American Standard® brands for commercial, institutional and residential buildings; plumbing products, sold under such brands as American Standard® and Ideal Standard®; and vehicle control systems, including electronic braking and air suspension systems, sold under the WABCO® name to the world’s leading manufacturers of heavy-duty trucks, buses, SUVs and luxury cars. The company employs approximately 60,000 people and has manufacturing operations in 27 countries. American Standard is included in the S&P 500.

For more information, reporters may contact:
 Lisa Glover, 732 980-6048, lglover@americanstandard.com, or Shelly London, 732 980-6175, slondon@americanstandard.com